As filed with the Securities and Exchange Commission on October 30, 2026

Registration No. 333-299399

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	41-1741861
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 CRAWFORDS CORNER ROAD, SUITE 4116

HOLMDEL, NJ 07733

(732) 359-1100

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Michael DePasquale

Chief Executive Officer

BIO-key International, Inc.

101 CRAWFORDS CORNER ROAD, SUITE 4116

HOLMDEL, NJ 07733

(732) 359-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Vincent A. Vietti, Esquire

Fox Rothschild LLP

212 Carnegie Center

Suite 400

Princeton, NJ 08540

Tel: (609) 896-3600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED OCTOBER 30, 2026

Up to 1,236,668 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholder identified in this prospectus under the caption “Selling Stockholder,” of up to 1,236,668 shares of our common stock, par value $0.0001 per share, issuable upon exercise of warrants to purchase common stock issued and sold by us in a private placement transaction.

All of the proceeds from the sale of the shares covered by this prospectus will be received by the selling stockholder. We will not receive any proceeds from the sale of these shares.

Our common stock is listed on the Nasdaq Capital Market under the symbol “BKYI.” On October 29, 2026, the closing price of our common stock was $2.93 per share.

We will bear all costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 9 for more information about how the selling stockholder may sell or dispose of the shares of common stock offered hereby.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED HEREIN UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________ __, 2026.

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have registered our trademarks “BIO-key®”, “True User Identification®”, “Intelligent Image Indexing®”, “WEB-key®”, “SideSwipe®”, “SidePass®”, “SideTouch®”, “EcoID®”, “PistolStar®”, “PortalGuard®”, “MobileAuth®” and “PISTOLSTAR®” with the U.S. Patent & Trademark Office, as well as many foreign countries, protecting the names of our companies and our key technology offerings discussed later in this prospectus. We also own the following unregistered trademarks: “PortalGuard Nebula™”, “Password Power™”, “Scooch™” and “PASSKEY:YOU™”.  This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or SEC. Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Unless the context requires otherwise, references in this prospectus to “BIO-key,” the “Company,” “we,” “us” and “our” refer to BIO-key International, Inc. and our subsidiaries.

Overview

BIO-key International, Inc. is a leading identity access management, or IAM, platform provider for the enterprise and large-scale customer and civil ID solutions. Built to leverage BIO-key’s world-class biometric core platform among seventeen strong authentication factors, BIO-key PortalGuard and hosted PortalGuard ID as a service (IDaaS) platforms that enable our customers to securely and easily assure that only the right people can access the right systems. PortalGuard goes beyond traditional multifactor authentication (MFA) solutions by addressing functional gaps, such as allowing roving users to biometrically authenticate at any workstation without using their phones or tokens eliminating unauthorized account delegation, detecting duplicate users, and accommodating in-person identification.

Our customers use BIO-key every day to securely access a variety of cloud, mobile and web applications, on-premise and cloud-based servers from all of their devices. Employees, contractors, students and faculty sign in through PortalGuard to seamlessly and securely access the applications they need to do their important work, without relying on personal phone use or per-user tokens. Organizations use our platform to securely collaborate with their supply chain and partners, and to provide their customers with flexible, resilient user experiences online or in-person.

Large-scale customer and civil ID customers use our scalable biometric management platform and FBI-certified scanner hardware to manage enrollment, de-duplication and authentication for millions of users. One large bank has enrolled and identifies over 21.7 million of their customers using BIO-key fingerprint biometrics in branches on a daily basis.

PortalGuard and Identity-Bound Biometrics, or IBB, deliver unique value to enterprises who find that mainstream MFA solutions do not adequately address their workforce use cases. PortalGuard operates as a single MFA user experience, providing a wide set of authentication choices to meet every use case. We sell our branded biometric and Fast Identity Online, or FIDO, authentication hardware as accessories to our IAM platforms, so that customers can have a single vendor providing all components of their IAM solution. We do not mandate the use of BIO-key hardware with our software and services. Our National Institute of Standards, and Technology, or NIST, certified fingerprint biometric platform is unique in that it supports interoperable mixing and matching combinations of different manufactures’ fingerprint scanners in a deployment, so that the right scanner can be selected for the right use case, without mandating the use of a particular scanner.

Security-conscious software developers leverage our platform application programming interfaces, or APIs, and federation interfaces to securely and efficiently embed biometric and MFA identity capabilities into their software. Our approach to IDaaS allows our customers to efficiently scale their security and identity infrastructures to protect both internal cloud workforce- and external customer-facing applications.

In 2022, we expanded our product offerings and customer base when we acquired Swivel Secure, a Madrid, Spain based provider of IAM solutions. Until the fourth quarter of 2024, Swivel Secure was the exclusive distributor of AuthControl Sentry, AuthControl Enterprise, and AuthControl MSP product line in Europe, Africa and the Middle East, or EMEA, excluding the United Kingdom and Ireland. Swivel Secure, now operates as BIO-key EMEA and maintains a direct sales force with offices in Madrid, Spain and Lisbon, Portugal, and sells only BIO-key products.

We operate a software as a service, or SaaS, business model with customers subscribing to term use of our software for annual recurring revenue. We sell our products directly through our field and inside sales teams, as well as indirectly through our network of channel partners including resellers, system integrators, master agents and other distribution partners. Our subscription fees include a term license of hosted or on-premise product and technical support and maintenance of our platform. We base subscription fees primarily on the products used and the number of users enrolled in our platform. We generate subscription fees pursuant to noncancelable contracts with a weighted average duration of approximately one year.

Strategic Outlook

We plan to have a more significant role in the IAM market which continues to expand. We plan to continue to offer customers a suite of authentication options that complement our biometric solutions. The more well-rounded offerings of authentication options will allow customers to customize their approach to authentication all under one umbrella.

We expect to grow our business within government services, higher education, and highly-regulated industries in which we have historically had a strong presence including financial services, higher education, and healthcare. We believe that continued heightened security and privacy requirements in these industries, and as colleges and universities continue operating in remote environments, we will generate increased demand for security solutions, including biometrics. In addition, we expect that the compatible, yet superior portable biometric user experience offered by our technology for Windows 11 users will accelerate the demand for our computer network log-on solutions and fingerprint readers. Through value add-offerings via direct sales, resellers, and strategic partnerships with leading higher education platform providers, we will continue to grow our installed base.

Our primary sales strategies are focused on (i) increased marketing efforts into the IAM market, (ii) dedicated pursuit of large-scale identification projects across the globe and (iii) growing our channel alliance program which we have grown to more than eighty-five participants and continues to generate incremental revenues.

A second component of our growth strategy is to pursue strategic acquisitions of select businesses and assets in the IAM space. In furtherance of this strategy, we are active in the industry and regularly evaluate businesses that we believe will either provide an entry into new market verticals or be synergistic with our existing operations and in either case, be accretive to earnings. We cannot provide any assurance as to whether we will be able to complete any acquisition and if completed, successfully integrate any business we acquire into our operations.

General

Our principal executive office is located at 101 Crawfords Corner Road, Suite 4116, Holmdel, New Jersey 07733 and our telephone number is (732) 359-1100. Our website is located at www.bio-key.com. The information on our website or any other website is not incorporated by reference into this prospectus. Our website address is included as an inactive textual reference only.

The BIO-key logo is our trademark. This prospectus and the documents we incorporate by reference into this prospectus may also contain trademarks and trade names of others.

The Offering

Issuer:	BIO-key International, Inc.
Common stock offered by selling stockholder:	1,236,668 shares of common stock
Common stock outstanding before this offering:	2,035,149 shares of common stock (as of October 28, 2026)
Common stock outstanding after completion of this offering (assuming full exercise of the warrants that are exercisable for shares of common stock offered hereby):	3,271,817 shares of common stock (assuming full exercise of the Warrants)
Terms of this offering:

The selling stockholder, including its transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices.

Use of proceeds:	The proceeds from the sale of the securities covered by this prospectus will be received by the selling stockholder. We will not receive any of the proceeds from any sale of the shares of common stock offered by this prospectus. If the selling stockholder exercises all of the warrants to purchase common stock (the “Warrants”), we will receive aggregate gross proceeds of approximately $5,020,872.08, which we expect to use for working capital and general corporate purposes. On October 30, 2026, our stockholders approved the issuance of the shares of common stock issuable upon exercise of the Warrants as required by Nasdaq listing rules (the “Stockholder Approval”), and the Warrants are now exercisable. In addition, under certain circumstances, the Warrants may be exercised on a cashless basis, in which case we would not receive cash proceeds from such exercise. See “Use of Proceeds”.
Listing of common stock:	Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “BKYI”.
Risk factors:

Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See the information under the caption “Risk Factors” beginning on page 4 of this prospectus and the other information included elsewhere in this prospectus and incorporated by reference herein for a discussion of factors you should consider before deciding to invest in our securities.

The number of shares of our common stock to be outstanding after this offering is based on 2,035,149 shares of our common stock outstanding as of October 28, 2026, plus an aggregate of 1,236,668 shares of common stock issuable upon exercise of the Warrants, and excludes as of such date:

●	65 shares of common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $957.27 per share;
●	43,303 shares of common stock issuable upon the exercise of additional outstanding warrants, with a weighted-average exercise price of $44.55 per share;
●	3,113 shares of common stock issuable upon exercise of pre-funded warrants with an exercise price of $0.018 per share;
●	69,251 shares of common stock reserved for future issuance under our Amended 2021 Employee Stock Purchase Plan;
●	57,457 shares of common stock reserved for future issuance under our Amended 2023 Stock Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding to invest in our securities, you should consider carefully the risks and uncertainties described below and under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission, or SEC, on June 12, 2026, which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment in our securities. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus, could lower our stock price and impair our ability to raise funds in new stock offerings.

If our stockholders sell substantial amounts of our common stock, the market price of our common stock could decrease. We had 2,035,149 shares of common stock outstanding as of October 28, 2026. Under this registration statement, we are registering the resale of 1,236,668 shares of common stock held by the selling stockholder, all of which are issuable upon exercise of the Warrants. Assuming full exercise of the Warrants, the shares offered hereunder would represent approximately 38% of our outstanding common stock following such exercise. In addition, we may sell additional shares of common stock in subsequent offerings.

We cannot predict the size of future issuances of common stock or the effect, if any, that future issuances and sales of common stock, including the shares offered under this registration statement, other registration statements, shares underlying outstanding warrants, shares available for resale under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or the perception that such sales could occur, may have on the market price of our common stock or our ability to raise additional capital through the sale of equity securities. With any additional issuance of common stock, investors will suffer dilution and we may experience dilution in our earnings per share, if any.

An active trading market for our shares may not be sustained.

Although our shares are listed on the Nasdaq Capital Market, the market for our shares has demonstrated varying levels of trading activity. The current level of trading may not be sustained in the future. The lack of an active market for our shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares, may impair our ability to raise capital to continue to fund operations by selling shares, and may impair our ability to acquire additional assets by using our shares as consideration.

The market price of our Common Stock may not exceed the exercise price of the Warrants, and the Warrants may not be exercised for cash, in which case we will not receive cash proceeds from the exercise of the Warrants.

The exercise price of the Warrants is $4.06 per share. If the market price of our Common Stock does not exceed the exercise price during the exercise period, holders of the Warrants may be unlikely to exercise the Warrants for cash. In addition, under certain circumstances, the Warrants may be exercised on a cashless basis, in which case, we would not receive any cash proceeds from the exercise of the Warrants. If all of the Warrants were exercised for cash, we would receive aggregate gross proceeds of approximately $5,020,872. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may never be exercised for cash. We intend to use any proceeds received from the exercise of the Warrants for working capital and general corporate purposes. To the extent we do not receive cash proceeds from the exercise of the Warrants, our ability to fund our operations and capital needs could be adversely affected.

If a registration statement covering the resale of the shares underlying the Warrants is not effective, the Warrants may be exercised on a cashless basis, which would result in fewer shares being issued and no cash proceeds to the Company.

Under the terms of the Warrants, if, following the 90th day after the Issue Date (or the 180th day if the SEC reviews the registration statement), at a time when the Warrants are then exercisable, there is no effective registration statement registering the resale of the shares of Common Stock underlying the Warrants, the holder may exercise the Warrants on a cashless basis. In a cashless exercise, instead of paying the exercise price in cash, the holder would instead receive a net number of shares of Common Stock determined by a formula based on the difference between the then-current market price and the exercise price. If the Warrants are exercised on a cashless basis, we would not receive any cash proceeds from such exercise, and the number of shares issued would be fewer than in a cash exercise. However, the dilutive impact to existing stockholders could still be significant.

There is no public market for the Warrants.

There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “should,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to continue as a going concern; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology and identity access management industries; market acceptance of biometric products generally and our products under development; our ability to convert sales opportunities to customer contracts; our ability to expand into Asia, Africa and other foreign markets; our ability to migrate Swivel Secure customers to BIO-key and PortalGuard offerings; our ability to execute definitive agreements with Fiber Food Systems and/or its customers to utilize our access management solutions; our ability to integrate our solutions into any of Fiber Food Systems' offerings; fluctuations in foreign currency exchange rates; the duration and extent of continued hostilities in Ukraine and its impact on our European customers; the impact of tariffs and other trade barriers which may make it more costly for us to import inventory from China and Hong Kong and certain product components from South Korea; delays in the development of products; the commercial, reputational and regulatory risks to our business that may arise as a consequence of non-compliance with the Securities and Exchange Commission (“SEC”) and Nasdaq periodic reporting requirements due to late filings; the commercial, reputational and regulatory risks and impact on the trading and liquidity of our common stock in the event that the trading of our common stock is suspended due to non-compliance with existing and or proposed continued listing standards of the Nasdaq Stock Market; our temporary loss of the use of a Registration Statement on Form S-3 to register securities in the future; any disruption to our business that may occur on a longer-term basis should we be unable to maintain effective internal controls over financial reporting; the expected proceeds from cash exercises of the Warrants, if any; statements of assumption underlying any of the foregoing, and numerous other matters of national, regional and global scale, including those set forth under the caption “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on June 12, 2026, and in our other filings with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future.

You should carefully read this prospectus and the documents we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also refers to estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth, as of October 28, 2026, information with respect to the securities holdings of all persons that we, pursuant to filings with the SEC and our stock transfer records, have reason to believe may be deemed the beneficial owner of more than 5% of our common stock. The following table also sets forth, as of such date, the beneficial ownership of our common stock by all of our current executive officers and directors, both individually and as a group.

The beneficial owners and number of securities beneficially owned have been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, include all shares of our common stock that may be acquired by such beneficial owners within 60 days of October 28, 2026 upon the exercise or conversion of any options, warrants or other convertible securities. This table has been prepared based on 2,035,149 shares of common stock outstanding on October 28, 2026.

To our knowledge, no person beneficially owns more than 5% of our outstanding common stock.

	Amount and Nature		Percentage
	of Beneficial		of
Name and Address of Beneficial Owner (1)	Ownership		Class

Directors and Executive Officers

Michael W. DePasquale	11,695	(2)	*
Cecilia C. Welch	5,940	(3)	*
Mira K. LaCous	4,076	(4)	*
James D. Sullivan	11,253	(5)	*
Robert J. Michel	2,359	(6)	*
Emmanuel Alia	2,135	(7)	*
Cameron E. Williams	2,195	(8)	*
Wong Kwok Fong (Kelvin)	3,525	(9)	*
All officers and directors as a group (eight (8) persons)	43,178		2.1%

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person listed above is c/o BIO-key International, Inc., 101 Crawfords Corner Rd, Suite 4116, Holmdel, NJ 07733.

(2)	Includes 917 shares issuable upon exercise of warrants, and 7,313 shares of restricted stock of which 3,800 remain subject to vesting.

(3)	Includes 6,107 shares of restricted stock of which 3,084 remain subject to vesting.

(4)	Includes 3,522 shares of restricted stock of which 1,967 remain subject to vesting.

(5)	Includes 1,267 shares issuable upon exercise of warrants and 6,608 shares of restricted stock of which 3,417 remain subject to vesting.

(6)	Includes 906 shares of restricted stock of which 450 remain subject to vesting.

(7)	Includes 906 shares of restricted stock of which 450 remain subject to vesting.

(8)	Includes 906 shares of restricted stock of which 450 remain subject to vesting.

(9)	Includes 504 shares of restricted stock of which 209 remain subject to vesting. The address of Mr. Wong is Flat C, 27/F, Block 5, Grand Pacific Views, Siu Lam, Hong Kong N7.

THE WARRANT INDUCEMENT TRANSACTION

This prospectus covers the public sale of up to 1,236,668 shares of common stock issuable upon exercise of the Warrants (as defined below) by Armistice Capital Master Fund Ltd., the selling stockholder. This prospectus also covers any additional shares of our common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transaction involving our common stock. The selling stockholder may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from this offering. If all Warrants exercisable for shares of common stock offered hereby are exercised for cash, we will receive aggregate gross proceeds of approximately $5,020,872.08. However, under certain circumstances, the Warrants may be exercised on a cashless basis.

On August 10, 2026, we entered into an inducement offer to exercise warrants (the “Inducement Agreement”) with the selling stockholder. Pursuant to the Inducement Agreement, the selling stockholder agreed to exercise for cash, at a reduced exercise price of $4.06 per share (the “Reduced Exercise Price”), existing warrants to purchase an aggregate of 618,334 shares of our common stock, which were originally issued to the selling stockholder on October 28, 2025 with an exercise price of $10.20 per share (the “Existing Warrants”).

In consideration for the exercise of the Existing Warrants at the Reduced Exercise Price, the Company issued to the selling stockholder additional unregistered common stock purchase warrants (the “Warrants”) to purchase up to an aggregate of 1,236,668 shares of our common stock (the “New Warrant Shares”). The Warrants have an exercise price of $4.06 per share, subject to adjustment as provided in the Warrants, and have a term of five years from the date of the Stockholder Approval. At our Annual Meeting of Stockholders, which was convened on September 3, 2026, adjourned and reconvened on October 2, 2026, and further adjourned and reconvened on October 30, 2026, our stockholders approved the proposal, and the Stockholder Approval was obtained on October 30, 2026. The Warrants are exercisable and expire on October 30, 2031. The Warrants include a beneficial ownership limitation that prevents the selling stockholder from beneficially owning more than 4.99% or, at the holder's election, 9.99% of our outstanding common stock at any time.

We agreed to file a resale registration statement covering the public resale of the New Warrant Shares with the SEC, and to use commercially reasonable efforts to have such resale registration statement become effective within 90 calendar days following the date of the Inducement Agreement. We agreed to keep such resale registration statement effective at all times until no holder of the Warrants owns any Warrants or New Warrant Shares.

The gross proceeds to us from the exercise of the Existing Warrants were approximately $2.5 million, prior to deducting placement agent fees and estimated offering expenses. Maxim Group LLC (the “Placement Agent”) acted as the exclusive placement agent in connection with the Inducement Agreement and received a cash fee equal to 5.0% of the gross proceeds and reimbursement of expenses up to $20,000. The closing occurred on August 11, 2026. We intend to use the net proceeds for working capital and general corporate purposes.

USE OF PROCEEDS

The selling stockholder will receive all proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from the sale of common stock by the selling stockholder.

We will, however, receive cash proceeds equal to the exercise price of the Warrants. Accordingly, assuming that the Warrants are exercised in full at an exercise price of $4.06 per share, we will receive aggregate gross proceeds of $5,020,872.08. We expect to use any proceeds received by us from the exercise of the Warrants for working capital and general corporate purposes. However, under certain circumstances, the Warrants may be exercised on a cashless basis, in which case we would not receive any cash proceeds.

We will bear all costs, expenses and fees in connection with the registration of the shares, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE

The selling stockholder will offer common stock at the prevailing market prices or privately negotiated prices. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The market price of our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our common stock.

SELLING STOCKHOLDER

When we refer to the “selling stockholder” in this prospectus, we mean the persons or entities specifically identified in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and other successors-in-interest who may subsequently hold any of the selling stockholder’s interests other than through a public sale.

The selling stockholder identified in the following table is offering for resale 1,236,668 shares of our common stock. All of the shares are issuable upon exercise of Warrants previously issued to the selling stockholder in the private placement described under "The Warrant Inducement Transaction".

The following table sets forth, based on information provided to us by the selling stockholder as of October 28, 2026:

●	The name of the selling stockholder and any material relationship between us and the selling stockholder;
●	The number and percentage of shares of common stock owned beneficially by the selling stockholder before the offering;
●	The number of shares being offered hereunder by the selling stockholder; and
●	The number and percentage of shares of common stock owned beneficially by the selling stockholder after the offering.

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After Completion of the Offering
Name of Selling Stockholder	Number		Percent	Number of Shares Being Offered	Number(1)	Percent

Armistice Capital Master Fund Ltd. (2)	106,887	(3)	4.99	1,236,668	-	-

(1)

Assumes that (i) all of the shares of common stock to be registered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling stockholder does not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

(2)

Steven Boyd, as the managing member of Armistice Capital, LLC, may be deemed to beneficially own the securities held by the Armistice Capital Master Fund Ltd. Armistice Capital Master Fund Ltd. specifically disclaims beneficial ownership of the securities directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital, LLC. The address of Armistice Capital, LLC is 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Represents the number of shares of common stock issuable upon exercise of the Warrants that the selling stockholder may acquire without exceeding the beneficial ownership limitation contained in the Warrants. The Warrants prohibit the holder from exercising the Warrants to the extent the holder, together with its affiliates, would beneficially own more than 4.99% (or, upon election by the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to such exercise. The percentage is calculated based on 2,035,149 shares of common stock outstanding on October 28, 2026, plus the 106,887 shares issuable upon exercise of the Warrants that are included in the number shown.

The beneficial ownership set forth above has been determined in accordance with Rule 13d-3 under the Exchange Act, based on 2,035,149 shares of our common stock outstanding on October 28, 2026. Except as indicated by footnote, and subject to applicable community property laws, we believe that the beneficial owner of the common stock listed above has sole voting power and investment power with respect to such shares. The selling stockholder is not affiliated with a broker-dealer registered under the Exchange Act.

The registration of these shares of common stock does not mean that the selling stockholder will sell or otherwise dispose of all or any of those securities. The selling stockholder may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of shares, if any, that will be offered for sale or other disposition by the selling stockholder under this prospectus. Furthermore, the selling stockholder may have sold, transferred or disposed of the shares of common stock covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

Information about the selling stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement (of which this prospectus forms a part) or a supplement to this prospectus, to the extent required by law.

Material Relationship Between the Selling Stockholder and the Company

            All share amounts and per share prices set forth in this section have been adjusted to give effect to all reverse stock splits of our common stock effected since October 2023, including the 1-for-18 reverse stock split effected on December 21, 2023 and the 1-for-10 reverse stock split effected on April 30, 2026.

On October 30, 2023, we entered into a securities purchase agreement with certain investors, including the selling stockholder, pursuant to which we issued and sold units in a public offering consisting of 7,500 shares of common stock, 95,556 pre-funded warrants, and 103,056 warrants to purchase common stock to the selling stockholder in a public offering at a price of $31.50 per unit.

On September 12, 2024, we entered into a warrant exercise agreement with the selling stockholder to exercise certain outstanding warrants to purchase an aggregate of 103,056 shares of the Company’s common stock originally issued to the selling stockholder in a public offering on October 31, 2023, having an original exercise price of $31.50 per share. In consideration for the immediate exercise of the existing warrants, subject to compliance with the beneficial ownership limitations included in the existing warrants, the selling stockholder received new unregistered Series A warrants to purchase an aggregate of 103,056 shares of the Company’s common stock and new unregistered Series B warrants to purchase an aggregate of 103,056 shares of the Company’s common stock, and the Company also agreed to reduce the exercise price of the existing warrants to $18.50 per share. The new warrants were immediately exercisable at an exercise price of $18.50 per share and expire five years from the date of issuance.

On January 15, 2025, we entered into the warrant exercise agreement with the selling stockholder to exercise certain outstanding warrants to purchase an aggregate of 206,111 shares of the Company’s common stock at an exercise price of $18.50 per share, which were originally issued to the selling stockholder on September 12, 2024. In consideration for the exercise of the existing warrants, subject to compliance with the beneficial ownership limitations included in the existing warrants, the selling stockholder received new unregistered Series A warrants to purchase up to an aggregate of 154,583 shares of the Company’s common stock and new unregistered Series B warrants to purchase up to an aggregate of 154,583 shares of the Company’s common stock.

On October 27, 2025, we entered into a warrant exercise agreement with the selling stockholder to exercise certain outstanding warrants to purchase an aggregate of 309,167 shares of the Company’s common stock at a reduced exercise price of $10.20 per share, which were originally issued to the selling stockholder on January 15, 2025 with an exercise price of $21.50 per share. In consideration for the exercise of the existing warrants, the selling stockholder received new unregistered warrants to purchase up to an aggregate of 618,334 shares of the Company’s common stock at an exercise price of $10.20 per share. The shares underlying these warrants were previously registered on Form S-1 (File No. 333-291728).

On August 10, 2026, we entered into the Inducement Agreement with the selling stockholder, pursuant to which the selling stockholder agreed to exercise its existing warrants to purchase an aggregate of 618,334 shares of common stock at a reduced exercise price of $4.06 per share. In consideration for the exercise of the existing warrants, we issued the Warrants to the selling stockholder to purchase an aggregate of 1,236,668 shares of the Company’s common stock at an exercise price of $4.06 per share, subject to adjustment. The Warrants became exercisable upon receipt of the Stockholder Approval on October 30, 2026 and expire on October 30, 2031. The shares underlying the Warrants are the subject of this Registration Statement on Form S-1.

PLAN OF DISTRIBUTION

We are registering 1,236,668 shares of our common stock issuable upon the exercise of the Warrants held by the selling stockholder for possible resale from time to time. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may, from time to time, sell any or all of its shares of common stock covered by this prospectus on the Nasdaq Capital Market or any other stock exchange, market, or trading facility on which the shares are traded, or in private transactions. These sales may occur at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the Nasdaq Capital Market or any other applicable national securities exchange;
●	privately negotiated transactions;
●	short sales;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder.

The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. If we are notified by the selling stockholder that any arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file an amendment to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholder and any broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the transferees or other successors in interest as selling stockholders under this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the shares.

We will indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus or we may be entitled to contribution.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The following summary description of our common stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus, and the applicable provisions of the Delaware General Corporation Law (“DGCL”). This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the DGCL. For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find  More Information.”

Authorized. We currently have authority to issue up to 170,000,000 shares of common stock, $0.0001 par value per share. As of October 28, 2026, we had 2,035,149 shares of common stock outstanding. From time to time, we may amend our certificate of incorporation to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the holder’s name on our books. Our common stock does not have cumulative voting rights. Holders of a plurality of our outstanding common stock can elect all of the directors who are up for election in a particular year. Holders of a majority of our outstanding common stock act by a majority for all other matters, except as limited by our certificate of incorporation, bylaws and the DGCL.

Dividends. If our Board of Directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Fully Paid and Nonassessable. All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Other Rights and Restrictions. Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Listing. Our common stock is listed on the Nasdaq Capital Market under the symbol “BKYI.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Warrants

As of the date of this prospectus, we have outstanding Warrants to purchase up to 1,236,668 shares of common stock. The following is a summary of the material terms of the Warrants. This summary is subject to and qualified in its entirety by the form of Warrant filed as an exhibit to the registration statement of which this prospectus is a part.

Exercisability. The Warrants became exercisable on October 30, 2026 upon receipt of the Stockholder Approval. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment of the exercise price.

Exercise Price. The exercise price per share of common stock purchasable upon exercise of the Warrants is $4.06 per share, subject to adjustment as described below.

Term. The Warrants will expire on October30, 2031the fifth anniversary of the date on which the Stockholder Approval was obtained (the “Termination Date”). On the Termination Date, to the extent not previously exercised, the Warrants will be automatically exercised via cashless exercise.

Cashless Exercise. If, at any time after the 90th day following the issuance date of the Warrants (or the 180th day if the Securities and Exchange Commission reviews the registration statement of which this prospectus forms a part) at a time when the Warrants are then exercisable, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the shares of common stock underlying the Warrants, the holder may exercise the Warrants on a cashless basis. In a cashless exercise, the holder would receive a net number of shares of common stock determined by a formula based on the difference between the then-current market price and the exercise price, divided by the then-current market price.

Beneficial Ownership Limitation. A holder may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the holder’s election, 9.99%) of the outstanding shares of common stock immediately after exercise.

Anti-Dilution Adjustments. The exercise price and the number of shares issuable upon exercise of the Warrants are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

No Voting Rights. Except as otherwise provided in the Warrants or by virtue of the holder’s ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such holders exercise their Warrants.

Preferred Stock

The following summary description of our preferred stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus, and the applicable provisions of the DGCL. This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the DGCL. For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find More Information.”

General. We currently have authority to issue up to 5,000,000 shares of preferred stock, $0.0001 par value per share, none of which are outstanding. We may amend from time to time our certificate of incorporation to increase the number of authorized shares of preferred stock or to designate a new series of preferred stock. Unless required by law, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

●	the designation of the series;
●

the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
●	the dates at which dividends, if any, will be payable;
●	the redemption rights and price or prices, if any, for shares of the series;
●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;
●

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series of any other class or series; and
●	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of that common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock, or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Certain Effects of Delaware Law and Certificate of Incorporation and Bylaw Provisions

Authorized But Unissued Stock. We are authorized to issue 175,000,000 shares of capital stock, consisting of 170,000,000 shares of common stock and 5,000,000 shares of preferred stock. We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Capital Market. We may use these additional shares for a variety of corporate purposes, including for future public or private offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

Blank Check Preferred Stock. Our Board of Directors is authorized without further stockholder action, to designate any number of series of preferred stock with such rights, preferences and designations as determined by the Board of Directors. Shares of preferred stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of preferred stock could be issued with certain rights that might have the effect of diluting the percentage of common stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. The existence of the preferred stock may, therefore, be viewed as having possible anti-takeover effects.

Limitations on Written Consent of Stockholders. Except as may be approved in advance by the Board of Directors, any action required or permitted to be taken by our stockholders at any annual or special meeting must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

Limitations on Special Meetings of Stockholders. Except as otherwise required by statute, special meetings of the stockholders may be called only by the Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders who desire to nominate a person for election to our Board of Directors must comply with specified notice and information provisions. Our bylaws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action.

Supermajority Vote Requirements. Any director may be removed from office only with cause and only by the affirmative vote of the holders of 75% or more of our shares then entitled to vote at an election of directors. Additionally, our bylaws may be amended or repealed by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. These provisions may prevent stockholders from removing existing directors and amending our bylaws, each of which could have the effect of delaying or preventing a change in control of the Company.

Indemnification. Our certificate of incorporation and bylaws contain provisions to indemnify our directors and officers to the fullest extent permitted by the DGCL. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us.

Business Combinations. We are subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock. This provision could have the effect of delaying or preventing a change in control of the Company.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Fox Rothschild LLP, Princeton, New Jersey.

EXPERTS

The financial statements of BIO-key International, Inc. as of December 31, 2025 and 2024 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Bush & Associates CPA LLC, the Company’s former independent registered public accounting firm (which report includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting. On July 2, 2026, the Audit Committee of the Company's Board of Directors approved the engagement of M&K CPAS, PLLC as the Company’s independent registered public accounting firm, and on July 7, 2026, the Company dismissed Bush & Associates CPA LLC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers of securities, like us, that file electronically with the SEC. Our SEC filings are available to you on the SEC’s Internet website. We also maintain a website at www.bio-key.com, which provides additional information about the Company. The contents of our website or any other website, however, are not a part of this prospectus and are not incorporated by reference into this prospectus. Our website address is included as an inactive textual reference only.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities to be offered hereby. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering. Additionally, all filings filed by the Company pursuant to the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement shall be deemed to be incorporated by reference into this prospectus.

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on June 12, 2026, as amended by the Form 10-K/A, filed on June 15, 2026;
●	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026;
●

Current Reports on Form 8-K filed with the SEC on April 22, 2026; April 24, 2026; April 29, 2026; May 12, 2026; June 10, 2026; July 9, 2026; August 13, 2026; September 8, 2026; October 2, 2026; and October 6, 2026.

●	Definitive Proxy Statements on Schedule 14A filed with the SEC on March 16, 2026 and July 24, 2026, and Definitive Additional Materials on Schedule 14A filed with the SEC on August 24, 2026, September 8, 2026 and October 6, 2026;
●

The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 21, 2017 under Section 12(b) of the Exchange Act and including any amendments or reports filed for the purpose of updating that description.

In no event, however, will any of the information that we “furnish” to the SEC in any current report on Form 8-K or any other report or filing be incorporated by reference into, or otherwise included in, this prospectus.

Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will provide to each person, including any beneficial owner, to whom a prospectus has been delivered, free of charge, upon oral or written request, copies of any documents that we have incorporated by reference into this prospectus. You may request, orally or in writing, a copy of these documents, and any exhibits incorporated by reference in these documents, which will be provided to you at no cost, by contacting:

BIO-key International, Inc.

101 Crawfords Corner Road, Suite 4116

Holmdel, New Jersey 07733

Attention: Chief Financial Officer, Cecilia Welch

Telephone: (732) 359-1100

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (www.sec.gov) and these reports, proxy and information statements are also available through our website at www.bio-key.com/investor-relations/.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Up to 1,236,668 Shares of Common Stock

PROSPECTUS

________________, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$189
Registrant Legal Fees and Expenses*	$8,000
Accounting Fees and Expenses*	$5,000
Miscellaneous Fees and Expenses*	$1,000
Total	$14,189

* Estimated solely for the purposes of this Item. Actual expenses may vary.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our certificate of incorporation provides that, unless otherwise required under applicable law, (a) a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, and (b) we shall indemnify any director or officer made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact of such person’s current or prior service as a director or officer of the Company any predecessor of the Company, or any other enterprise per the Company’s or any predecessor to the Company’s request.

Our bylaws provide that (a) we shall indemnify and hold harmless our directors and officers to the maximum extent and in the manner permitted by the DGCL against expenses (including attorneys’ fees) reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, (b) we shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited requirements, and (c) the rights conferred in our bylaws are not exclusive.

We have also obtained insurance policies covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

The foregoing represents a summary of the general effect of the DGCL, our certificate of incorporation, and any other contracts or arrangements of the Company relating to indemnification, and is qualified in its entirety by reference to, the terms and provisions of the DGCL, our certificate of incorporation, and such other contracts or arrangements relating to indemnification.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years (other than the offering described herein). The share and per share amounts set forth below relating to transactions consummated prior to April 30, 2026 have not been adjusted to reflect the 1-for-10 reverse stock split of our common stock effected on April 30, 2026.

On August 10, 2026, we entered into an inducement agreement (the “August Inducement Agreement”) with the selling stockholder. Pursuant to the August Inducement Agreement, the selling stockholder agreed to exercise for cash all of its existing warrants to purchase an aggregate of 618,334 shares of the Company’s common stock, which were originally issued to the selling stockholder on October 28, 2025 with an exercise price of $10.20 per share (the “October 2025 Warrants”). The exercise price of the October 2025 Warrants was reduced to $4.06 per share. In consideration for the exercise of the October 2025 Warrants, the selling stockholder received new warrants to purchase up to an aggregate of 1,236,668 shares of the Company’s common stock (the “Warrants”). The Warrants have an exercise price of $4.06 per share, became exercisable upon receipt of stockholder approval as required by Nasdaq listing rules on October 30, 2026, and expire on October 30, 2031. The Warrants include a beneficial ownership limitation that prevents the selling stockholder from beneficially owning more than 4.99% or, at the holder's election, 9.99% of the Company’s outstanding common stock at any time. The gross proceeds to the Company from the exercise of the October 2025 Warrants were approximately $2,510,436, prior to deducting placement agent fees and estimated offering expenses. Maxim Group LLC (“Maxim”) acted as the exclusive placement agent to the Company and received a cash fee equal to 5.0% of the gross proceeds received by the Company and reimbursement of expenses up to $20,000. The Warrants were issued in a private placement transaction to a single accredited investor pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, without engaging in any advertising or general solicitation of any kind.

On September 29, 2026, we entered into four exchange agreements with Streeterville Capital, LLC (“Streeterville”), pursuant to which we exchanged partitioned notes with an aggregate outstanding balance of $416,315.80 for an aggregate of 247,805 shares of our common stock. On August 10, 2026 and July 28, 2026, we entered into exchange agreements with Streeterville pursuant to which we exchanged partitioned notes for 37,792 shares and 43,308 shares of our common stock, respectively. On October 27, 2025, we entered into two exchange agreements with Streeterville pursuant to which we partitioned from the Secured Promissory Note dated June 24, 2024, in the original principal amount of $2,360,000 (the “Original Note”), two new promissory notes in the aggregate principal amount of $327,991 and exchanged such partitioned notes for an aggregate of 429,027 shares of our common stock. Between May 30, 2025 and September 17, 2025, we entered into exchange agreements with Streeterville pursuant to which we partitioned from the Original Note new promissory notes in the aggregate principal amount of $600,000 and exchanged such partitioned notes for an aggregate of 753,084 shares of our common stock. On January 15, 2025, we entered into two exchange agreements with Streeterville pursuant to which we partitioned from the Original Note two new promissory notes in the aggregate principal amount of $834,000 and exchanged such partitioned notes for an aggregate of 489,635 shares of our common stock. On January 8, 2025, we entered into an exchange agreement with Streeterville pursuant to which we partitioned from the Original Note a new promissory note in the principal amount of $25,000 and exchanged such partitioned note for 14,970 shares of our common stock The foregoing shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

On October 27, 2025, we entered into a warrant exercise agreement (the “October Warrant Exercise Agreement”) with the selling stockholder to exercise certain outstanding warrants to purchase an aggregate of 3,091,668 shares of the Company’s common stock, which were originally issued to the selling stockholder on January 15, 2025 (the “Existing Warrants”). Pursuant to the October Warrant Exercise Agreement, the exercise price of the Existing Warrants was reduced from $2.15 per share to $1.02 per share. The resale of the Company’s common stock underlying the Existing Warrants was registered pursuant to the registration statement on Form S-1 filed on April 25, 2025 (File No. 333-286776). In consideration for the exercise of the Existing Warrants, subject to compliance with the beneficial ownership limitations included in the Existing Warrants, the selling stockholder received new warrants to purchase up to an aggregate of 6,183,336 shares of the Company’s common stock (the “Warrants”). The shares underlying these warrants were previously registered on Form S-1 (File No. 333-291728). The gross proceeds to the Company under the October Warrant Exercise Agreement were approximately $3.1 million, prior to deducting placement agent fees and estimated offering expenses. Maxim acted as the exclusive placement agent to the Company and received an aggregate cash fee equal to 6.0% of the gross proceeds received by the Company. The Warrants were issued in a private placement transaction to a single accredited investor pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, without engaging in any advertising or general solicitation of any kind.

On January 15, 2025, we entered into a warrant exercise agreement (the “January Warrant Exercise Agreement”) with the selling stockholder to exercise certain outstanding warrants to purchase an aggregate of 2,061,112 shares of the Company’s common stock at an exercise price of $1.85 per share, which were originally issued to the selling stockholder on September 12, 2024. The resale of the shares of the Company’s common stock underlying the existing warrants was registered pursuant to the registration statement on Form S-1 filed on October 11, 2024 (File No. 333-282618). In consideration for the exercise of the existing warrants, subject to compliance with the beneficial ownership limitations included in the existing warrants, the selling stockholder received new unregistered Series A warrants to purchase 1,545,834 shares of the Company’s common stock and new unregistered Series B warrants to purchase 1,545,834 shares of the Company’s common stock. The new warrants have substantially the same terms, were immediately exercisable at an exercise price of $2.15 per share, expire five years from the date of issuance, and include a beneficial ownership limitation that prevents the selling stockholder from beneficially owning more than 4.99% of the Company’s outstanding common stock at any time. The gross proceeds to the Company under the January Warrant Exercise Agreement were approximately $3.8 million, prior to deducting placement agent fees and estimated offering expenses. Maxim acted as the exclusive placement agent in consideration of an aggregate cash fee equal to 6.0% of the gross proceeds received by the Company under the January Warrant Exercise Agreement. The foregoing securities were issued in a private placement transaction to the selling stockholder pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act without engaging in any advertising or general solicitation of any kind.

On November 27, 2024, we entered into and closed a Securities Purchase Agreement with Fiber Food Systems, Inc., a Delaware corporation (“Fiber Food”), and Boumarang Inc., a Delaware corporation (“Boumarang”). Under the Securities Purchase Agreement, Fiber Food sold 5 million shares of common stock of Boumarang to the Company in exchange for 595,000 shares of the Company’s common stock. The foregoing securities were issued in a private placement transaction to Fiber Food pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act without payment of underwriter discounts or commissions to any person and without engaging in any advertising or general solicitation of any kind.

On September 12, 2024, we entered into a warrant exercise agreement (the “September Warrant Exercise Agreement”) with the selling stockholder to exercise certain outstanding warrants to purchase an aggregate of 1,030,556 shares of the Company’s common stock originally issued to the selling stockholder on October 31, 2023, having an original exercise price of $3.15 per share. The issuance of the shares of common stock underlying these warrants was registered pursuant to a registration statement on Form S-1 (File No. 333-275003). In consideration for the immediate exercise of the existing warrants, the exercising holder received new unregistered Series A warrants to purchase up to an aggregate of 1,030,556 shares of the Company’s common stock and new unregistered Series B warrants to purchase up to an aggregate of 1,030,556 shares of the Company’s common stock, and the Company also agreed to reduce the exercise price of the existing warrants to $1.85 per share. The new warrants have substantially the same terms, are immediately exercisable at an exercise price of $1.85 per share, will expire five years from the date of issuance, and include a beneficial ownership limitation that prevents the selling stockholder from beneficially owning more than 4.99% of the Company’s outstanding common stock at any time. The gross proceeds to the Company from the exercise of the existing warrants was approximately $1.9 million, prior to deducting placement agent fees and estimated offering expenses. The closing of the offering occurred on September 13, 2024. Maxim acted as the exclusive placement agent to the Company in consideration of an aggregate cash fee equal to 6.0% of the gross proceeds received by the Company from the exercise of the existing warrants. The foregoing securities were issued in a private placement transaction to the selling stockholder pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act without engaging in any advertising or general solicitation of any kind.

On December 20, 2023, we entered into and closed a securities purchase agreement with one accredited investor, pursuant to which we issued in a private placement common units, each consisting of one share of common stock and one common warrant to purchase one and one-half shares of common stock, at a purchase price of $3.15 per common unit and pre-funded units, each consisting of one pre-funded warrant to purchase one share of common stock and one common warrant to purchase one and one-half shares of common stock, at a purchase price of $3.132 per pre-funded unit. In the aggregate, we issued to the accredited investor 48,473 shares of common stock, 126,131 pre-funded warrants, and 261,906 common warrants pursuant to the securities purchase agreement. We received gross proceeds of approximately $550,000, before deducting estimated offering expenses payable by the Company. The common warrants became exercisable six months following closing and are exercisable at $3.15 per share. The pre-funded warrants became exercisable immediately following closing and are exercisable at $0.018 per share. The warrants contain blocker provisions which prohibit the exercise of the applicable warrant if after such exercise the accredited investor would beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock. The foregoing securities were issued in a private placement transaction to one accredited investor pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act without engaging in any advertising or general solicitation of any kind. We paid a placement agent fee in the amount of 7% of the gross proceeds from the sale of the securities to Maxim, a broker dealer registered under the Exchange Act.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit No.	Exhibit

2.1

Stock Purchase Agreement by and among the Company, Thomas J. Hoey, and PistolStar, Inc. dated June 6, 2020 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on July 7, 2020)

2.2

Stock Purchase Agreement by and among the Company, Alex Rocha and Swivel Secure Europe, SA dated February 2, 2022 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on February 3, 2022)

2.3

Amendment No. 1 to Stock Purchase Agreement by and among the Company, Alex Rocha and Swivel Secure Europe, SA dated March 4, 2022 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on March 9, 2022)

3.1	Certificate of Incorporation of BIO-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed with the SEC on January 5, 2005)

3.2	Bylaws (incorporated by reference to Exhibit 3.3 to the current report on Form 8-K filed with the SEC on January 5, 2005)

3.3	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Appendix A to the definitive proxy statement filed with the SEC on January 18, 2006)

3.4

Certificate of Amendment of Certificate of Incorporation of Bio-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K filed with the SEC on March 31, 2015)

3.5

Certificate of Elimination of BIO-key International, Inc. filed October 6, 2015 (incorporated by reference to Exhibit 3.5 to the registration statement on Form S-1 File No. 333-208747 filed with the SEC on December 23, 2015)

3.6

Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed with the SEC on November 2, 2015)

3.7

Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed with the SEC on November 16, 2015)

3.8

Certificate of Amendment of Certificate of Incorporation of Bio-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed with the SEC on December 28, 2016)

3.9

Certificate of Amendment of Certificate of Incorporation of Bio-Key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed with the SEC on November 19, 2020)

3.10

Certificate of Amendment to Certificate of Incorporation of BIO-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed with the SEC on December 19, 2023)

3.11

Certificate of Amendment to Certificate of Incorporation of BIO-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed with the SEC on April 29, 2026)

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the registration statement on Form SB-2, File No. 333-16451)

4.2	Common Stock Purchase Warrant dated May 6, 2020 (incorporated by reference to Exhibit 10.7 to the quarterly report on Form 10-Q filed with the SEC on June 8, 2020)

4.3	Common Stock Purchase Warrant dated June 29, 2020 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on July 1, 2020)

4.4	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registration Statement on Form S-1/A filed with the SEC on July 17, 2020)

4.5	Form of Warrant (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registration Statement on Form S-1/A filed with the SEC on July 17, 2020)

4.6	Form of Common Warrant (incorporated by reference to Exhibit 4.9 to Amendment No. 1 to Registration Statement on Form S-1 filed with the SEC on October 26, 2023)

4.7	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.10 to Amendment No. 1 to the Registration Statement on Form S-1 filed with the SEC on October 26, 2023)

4.8	Form of Warrant Agency Agreement (incorporated by reference to Exhibit 4.11 to Amendment No. 1 to the Registration Statement on Form S-1 filed with the SEC on October 26, 2023)

4.9	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed with the SEC on December 21, 2023)

4.10	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed with the SEC on December 21, 2023)

4.11	Form of Series A Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed with the SEC on September 16, 2024)

4.12	Form of Series B Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed with the SEC on September 16, 2024)

4.13	Form of Series A Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed with the SEC on January 16, 2025)

4.14	Form of Series B Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed with the SEC on January 16, 2025)

4.15	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed with the SEC on August 13, 2026)

5.1**	Opinion of Fox Rothschild LLP

10.1***

Employment Agreement by and between BIO-key International, Inc. and Mira LaCous dated November 20, 2001 (incorporated by reference to Exhibit 10.39 to the current report on Form 8-K filed with the SEC on January 22, 2002)

10.2***

Employment Agreement, effective March 25, 2010, by and between the Company and Michael W. DePasquale (incorporated by reference to Exhibit 10.93 to the annual report on Form 10-K filed with the SEC on March 26, 2010)

10.3***

Employment Agreement by and between BIO-key International, Inc. and Cecilia Welch dated May 15, 2013 (incorporated by reference to Exhibit 10.42 to the annual report on Form 10-K filed with the SEC on March 31, 2014)

10.4***

Employment Agreement by and between BIO-key International, Inc. and James Sullivan dated April 5, 2017 (incorporated by reference to Exhibit 10.42 to the annual report on Form 10-K filed with the SEC on March 29, 2021)

10.5

First Amendment to Lease Agreement by and between BIO-key International, Inc. and BRE/DP MN LLC dated September 12, 2013 (incorporated by reference to Exhibit 10.44 to the annual report on Form 10-K filed with the SEC on March 31, 2014)

10.6***	BIO-key International, Inc. 2015 Equity Incentive Plan (incorporated by reference to Appendix B to the definitive proxy statement filed with the SEC on December 15, 2015)

10.7

Software License Purchase Agreement Dated November 11, 2015 by and among BIO-key Hong Kong Limited, Shining Union Limited, WWTT Technology China, Golden Vast Macao Commercial Offshore Limited, Giant Leap International Limited (incorporated by reference to Exhibit 10.36 to the registration statement on Form S-1 File No. 333-208747 filed with the SEC on December 23, 2015)

10.8***

Form Non-Plan Option Agreement between the Company and certain of its directors, officers, employees and contractors (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed with the SEC on May 15, 2017)

10.9

Securities Purchase Agreement dated May 23, 2018 by and between the Registrant and Giant Leap International Limited (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on May 30, 2018)

10.10

Securities Purchase Agreement dated May 23, 2018 by and between the Registrant and Micron Technology Development Limited (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on May 30, 2018)

10.11

Securities Purchase Agreement dated May 31, 2018 by and between the Registrant and Wong Kwok Fong (Kelvin) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on June 4, 2018)

10.12	GLP 2nd Amendment to Lease dated July 27, 2018 (incorporated by reference to Exhibit 10.26 to the annual report on Form 10-K filed with the SEC on April 1, 2019)

10.13	Marlen 4th Amendment to Lease dated June 2, 2018 (incorporated by reference to Exhibit 10.27 to the annual report on Form 10-K filed with the SEC on April 1, 2019)

10.14	Common Stock Purchase Warrant dated July 10, 2019 (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q filed with the SEC on August 14, 2019)

10.15	Sales Incentive Agreement with Technology Transfer Institute dated March 25, 2020. (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q filed with the SEC on June 8, 2020)

10.16	Form of Technology Transfer Institute Warrant. (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q filed with the SEC on June 8, 2020)

10.17	Common Stock Purchase Warrant dated May 6, 2020. (incorporated by reference to Exhibit 10.7 to the quarterly report on Form 10-Q filed with the SEC on June 8, 2020)

10.18***

Form of Restricted Stock Award Agreement under the BIO-key International, Inc. Amended & Restated 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on August 28, 2020)

10.19***	BIO-key International, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the definitive proxy statement filed with the SEC on May 4, 2021)

10.20***	Amendment No. 1 to the BIO-key International, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on August 20, 2025)

10.21***	BIO-key International, Inc. Amended and Restated 2015 Equity Incentive Plan (incorporated by reference to Appendix B to the definitive proxy statement filed with the SEC on May 4, 2021)

10.22

Management Services Agreement dated March 8, 2022 by and among Swivel Aman-FZCO, Swivel Secure Europe, SA, and Alex Rocha (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q filed with the SEC on May 23, 2022)

10.23	Option Agreement dated March 8, 2022 by and between the Company and Alex Rocha (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q filed with the SEC on May 23, 2022)

10.24+

Distribution Agreement dated October 23, 2020 by and between Swivel Secure Europe, SA and Swivel Secure Limited (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q filed with the SEC on May 23, 2022)

10.25+

Deed of Variation dated January 26, 2022 by and between Swivel Secure Europe, SA and Swivel Secure Limited (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed with the SEC on May 23, 2022)

10.26

Securities Purchase Agreement dated December 22, 2022 by and between the Company and AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on December 23, 2022)

10.27	Common Stock Purchase Warrant, dated December 22, 2022 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on December 23, 2022)

10.28	$2,200,000 Senior Secured Promissory Note, dated December 22, 2022 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on December 23, 2022)

10.29	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.39 to Amendment No. 1 to Registration Statement on Form S-1 filed with the SEC on October 26, 2023)

10.30***	BIO-key International, Inc. 2023 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on December 19, 2023)

10.31***	Amendment No. 1 to BIO-key International, Inc. 2023 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on August 20, 2025)

10.32

Securities Purchase Agreement, dated as of December 20, 2023, by and between BIO-key International, Inc. and Dillon Hill Investment Company LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on December 21, 2023)

10.33

Note Purchase Agreement dated June 24, 2024, by and between the Company and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on June 28, 2024)

10.34	$2,360,000 Secured Promissory Note dated June 24, 2024 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on June 28, 2024)

10.35

Security Agreement dated June 24, 2024, by and between the Company and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on June 28, 2024)

10.36	Intellectual Property Security Agreement dated June 24, 2024, by and between the Company and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed with the SEC on June 28, 2024)

10.37

Guaranty dated June 24, 2024, by and between Pistol Star, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K filed with the SEC on June 28, 2024)

10.38

Form of Warrant Exercise Agreement, dated September 12, 2024, by and between BIO-key International, Inc. and the Investor (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on September 16, 2024)

10.39

Securities Purchase Agreement dated November 27, 2024, by and among BIO-key International, Inc., Fiber Food Systems, Inc. and Boumarang Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on December 3, 2024)

10.40

Form of Warrant Exercise Agreement, dated January 15, 2025, by and between BIO-key International, Inc. and the Investor (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on January 16, 2025)

10.41

Exchange Agreement, dated January 15, 2025, by and between BIO-key International, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on January 16, 2025)

10.42

Exchange Agreement, dated January 15, 2025, by and between BIO-key International, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on January 16, 2025)

10.43

Note Purchase Agreement dated September 30, 2025 by and between the Company and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on October 3, 2025)

10.44	$1,130,000 Secured Promissory Note dated September 30, 2025 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on October 3, 2025)

10.45

Security Agreement dated September 30, 2025 by and between the Company and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on October 3, 2025)

10.46

Intellectual Property Security Agreement dated September 30, 2025 by and between the Company and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed with the SEC on October 3, 2025)

10.47

Guaranty dated September 30, 2025 by and between Pistol Star, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K filed with the SEC on October 3, 2025)

10.48	Form of Warrant Exercise Agreement (incorporated by Reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on October 30, 2025)

10.49	Exchange Agreement, dated October 27, 2025 (incorporated by Reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on October 30, 2025)

10.50	Exchange Agreement, dated October 27, 2025 (incorporated by Reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on October 30, 2025)

10.51	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed with the SEC on October 30, 2025)

10.52

Form of Warrant Exercise Agreement, dated August 10, 2026, by and between BIO-key International, Inc. and the Investor (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on August 13, 2026)

10.53	Form of Exchange Agreement, dated September 29, 2026, by and between BIO-key International, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on October 2, 2026)

21.1	List of subsidiaries of BIO-key International, Inc. (incorporated by reference to Exhibit 21.1 to the annual report on Form 10-K filed with the SEC on June 12, 2026)

23.1*	Consent of Bush & Associates CPA LLC

23.2**	Consent of Fox Rothschild LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

107**	Filing Fee Table

* Filed herewith.

** Previously Filed

*** Management compensatory plan.

+ Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined that such portions are (a) not material and (b) would likely cause competitive harm to the Company if publicly disclosed.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

            (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holmdel, State of New Jersey, on October 30, 2026.

BIO-KEY INTERNATIONAL, INC.

By:	/s/ Michael DePasquale
Michael DePasquale
Chairman of the Board of Directors and Chief Executive
Officer (principal executive officer)

By:	/s/ Cecilia Welch
Cecilia Welch
Chief Financial Officer (principal financial and
accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of BIO-key International, Inc., hereby severally constitute and appoint Michael W. DePasquale, our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable BIO-key International, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chairman of the Board of Directors and Chief
/s/ Michael DePasquale	Executive Officer	October 29, 2026
Michael DePasquale	(Principal Executive Officer)

/s/ Cecilia Welch	Chief Financial Officer	October 30, 2026
Cecilia Welch	(Principal Financial Officer and Principal
Accounting Officer)

/s/ Robert J. Michel	Director	October 30, 2026
Robert J. Michel

/s/ Wong Kwok Fong	Director	October 30, 2026
Wong Kwok Fong

/s/ Emmanuel Alia	Director	October 30, 2026
Emmanuel Alia

/s/ Cameron E. Williams	Director	October 30, 2026
Cameron E. Williams